Exhibit 99.1
Tecumseh Products Company Explores Strategic Alternatives

ANN ARBOR, Mich. - January 21, 2013 - Tecumseh Products Company (Nasdaq: TECUA, TECUB): Tecumseh Products Company announced today that over the past several months it has been working with Sagent Advisors, LLC, which the Company engaged to explore various strategic alternatives, including the possible sale of the Company. Contrary to rumors, the Company has not received an offer at an $8 per share purchase price.

The Company is grateful for Mr. Herrick's long service and his many important contributions to Tecumseh in various executive roles, most recently as Chairman of the Company.

Tecumseh Products Company is a global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems. Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Website at www.tecumseh.com.